Exhibit 10.45

                              SEPARATION AGREEMENT



         WHEREAS, VERNON L. WELLS and DIANON SYSTEMS, INC. ("COMPANY") wish to end the employment relationship between them and wish to resolve any and all claims, disputes or causes of action that do or may exist between them;

         NOW THEREFORE, in consideration of the mutual covenants and other valuable considerations contained herein, the COMPANY and VERNON L. WELLS agree as follows:

         1. VERNON L. WELLS resigns his full-time employment and his officer position with the COMPANY effective as of January 27, 1998.

         2. The COMPANY shall pay VERNON L. WELLS separation pay, at his last rate of base salary, subject to applicable deductions for the period beginning with his resignation's effective date and ending on April 30, 1998 and for so much of the period from April 30 through June 30, 1998 that VERNON L. WELLS has not obtained other employment ("the Separation Period"). This separation pay shall be paid in equal installments on the regular payroll dates of the COMPANY throughout the separation period. VERNON L. WELLS shall advise the COMPANY's President within five business days after accepting other employment and will promptly thereafter submit written confirmation of his scheduled starting date in such employment.


         3. Throughout the Separation Period, the COMPANY shall contribute to medical coverage for VERNON L. WELLS and his dependents at the same rate it contributes for active employees, provided VERNON L. WELLS and his family are eligible for and elect continuation coverage.

         4. Throughout the Separation Period, the COMPANY shall provide life insurance benefits for VERNON L. WELLS in the amount of $330,000. VERNON L. WELLS will be responsible to accurately complete and forward to the Insurance Carrier all required paperwork associated with his application for coverage in the timeframe required by the Insurance Carrier, as well as, cooperate with any requests for completion of medical tests and the submission of any additional information that is required by the COMPANY and/or its Insurance Carrier.

         5. The COMPANY shall pay VERNON L. WELLS a $15,000 bonus for the first quarter of 1998 on or before April 30, 1998.

         6. The COMPANY shall pay for VERNON L. WELLS to participate in Drake Beam Morin, Inc.'s "Power Start" Program of outplacement services.

         7. VERNON L. WELLS agrees to comply with the provisions of the non-competition and confidentiality agreement dated September 3, 1997 appended to this Agreement as Exhibit A.

         8. No later than March 13, 1998, VERNON L. WELLS will return to the COMPANY the XP Notebook, Pentium 200 double memory computer, 1 NI-MH battery and 1 Lithium battery which belong to the COMPANY. VERNON L. WELLS agrees that any files containing COMPANY information are privileged and confidential and will not be transferred into his personal computer files nor disclosed or in any way made available to any Third Party without the written consent of the COMPANY.

         9. The Corporate American Express Card assigned to VERNON L. WELLS will be kept active by the COMPANY during the Separation Period, provided that VERNON
L. WELLS meets his payment and other obligations as outlined in the Card Member Agreement. Upon completion of the Separation Period, VERNON L. WELLS will return the Corporate American Express Card to the COMPANY for cancellation. VERNON L. WELLS will indemnify and hold harmless the COMPANY for any charges or other payment obligations imposed on the COMPANY by American Express as a result of use of the card after the termination of VERNON L. WELLS's employment with the COMPANY.

         10. VERNON L. WELLS agrees to cooperate with the COMPANY and its representatives regarding any claims or potential claims or litigation by or against the COMPANY involving matters about which VERNON L. WELLS possesses knowledge.

         11 VERNON L. WELLS agrees to make himself reasonably available to consult with the COMPANY on sales matters during the Separation Period.

         12. VERNON L. WELLS, on behalf of himself, his executors, administrators and assigns, hereby releases the COMPANY, its affiliates and their respective directors, officers, agents, employees, benefit plans, fiduciaries and administrators of such benefit plans and their successors and assigns (hereinafter "Released Parties") from any and all claims or causes of action of any kind arising on or before the date he signs this Agreement, other than vested rights under benefits plans, which VERNON L. WELLS has, had or may have against any Released Party, whether or not now known, arising from VERNON
L. WELLS' recruitment for employment with the COMPANY, his employment or officer position with the COMPANY, or the termination of his employment and officer position with the COMPANY, including without limitation any claims for violation of employment discrimination statutes, breach of contract, tort or other wrong doing.

         13. VERNON L. WELLS, on behalf of himself, his heirs, executors, administrators and assigns, further agrees never directly or indirectly to commence or prosecute, or to permit or advise to be commenced or prosecuted, any action, proceeding or charge against Released Party, in any state or federal court, administrative agency or arbitral forum with respect to any matter whether or not now known, for any claim based upon any acts transaction, practice, conduct or omission that occurred prior to the date he signs this Agreement, including but not limited to, rights under any federal, state or local laws, prohibiting age, race, sex, national origin, religion or other forms of discrimination, claims for breach of contract or promissory estoppel or tort and claims growing out of any legal restrictions on the COMPANY's right to terminate its employees or officers which he now has, or claims to have, or which at any time heretofore he had, or which at any time hereafter he may have.

         14. VERNON L. WELLS agrees that he will not seek employment with the COMPANY or its affiliates or successors and that any application he makes for such employment will be rejected without explanation or recourse.

         15. The parties recognize and agree that this Agreement does not and shall not constitute an admission of liability or wrongdoing by any Released Party.

         16. The parties agree that, except as necessary to comply and to obtain compliance with this Agreement, or to comply with any federal, state or local law, they will not disclose the terms of this Agreement.

         17. In the event VERNON L. WELLS files a claim, law suit or complaint against any Released Party in any court or governmental agency with respect to the claims he has released under this Agreement, VERNON L. WELLS shall be liable for all costs and expenses including legal fees incurred by any Released Party in defense of that action.

         18. VERNON L. WELLS represents that he has carefully read and completely understands this Agreement and that he has entered into this Agreement voluntarily after having had a reasonable amount of time to consider it and an opportunity to consult with his legal advisors.

         19. VERNON L. WELLS acknowledges that the commitments, waivers and releases he gives in this Agreement are in exchange for valuable consideration to which he is not otherwise entitled, and which constitutes a full accord and satisfaction of any claims he may have against any Released Party.

         20. This Agreement constitutes the entire agreement of the parties on the subject matter hereof and supersedes any and all prior agreements, understandings or commitments, oral or written.

         21. This Agreement shall be governed by applicable federal law and the laws of the state of Connecticut.



VERNON L. WELLS                             DIANON SYSTEMS, INC.


/s/ Vernon L. Wells                         /s/ Kevin C. Johnson
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Date:  March 19, 1998                       Date:  March 23, 1998
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